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                                                                    EXHIBIT 99.1


Company Press Release

CalComp Files Certificate of Dissolution

LA PALMA, Calif.--(BUSINESS WIRE)--Aug. 6, 1999--CalComp Technology Inc. reported that today it filed a Certificate of Dissolution with the Secretary of State of Delaware.

Upon such filing, the company's transfer books will be closed, and the company's common and preferred stock will be treated as no longer being outstanding.

Following the filing of the Certificate of Dissolution, the company will sell all of its remaining assets and proceed with the formal dissolution of the company pursuant to Delaware law. The company had previously announced that its Board of Directors had approved a Plan of Complete Liquidation and Dissolution, which was subsequently approved by Lockheed Martin Corporation, the holder of approximately 85 percent of the company's outstanding common stock and 100 percent of the company's outstanding preferred stock.

Based on the anticipated value of the company's remaining assets and the amounts owed to creditors of the company, the company believes that it is highly unlikely that any distributions will be made to its preferred or common stockholders.

The corporate offices of CalComp Technology Inc. are located at 1 Centerpointe, Suite 400, La Palma. For information, call 714/690-8330.
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Contact:

     CalComp Technology Inc., La Palma
     John P. Brincko, 714/690-8330